                                                            Rule 424(b)(5)
                                                            File No. 33-54385
PRICING SUPPLEMENT NO. 41
DATED NOVEMBER 20, 1996
(To Prospectus Supplement dated
August 22, 1994, including the
Prospectus dated August 22, 1994)

                                  $25,000,000

                            BANKAMERICA CORPORATION

                      SENIOR MEDIUM-TERM NOTES, SERIES I

                                   ---------

      Floating Rate Notes [x]                % Fixed Rate Notes [_]

      Book Entry Notes    [x]              Certificated Notes   [_]

Original Issue Date: November 25, 1996     Stated Maturity: November 25, 2003

                                           Extended            Notice of
                                           Maturity            Extension
                                            Date(s)             Date(s)
                                           --------            ---------
                                             N/A                  N/A

Redemption            Redemption           Specified
 Date(s)               Price(s)            Currency:           U.S. Dollars
 -------               --------            Authorized
   N/A                   N/A               Denominations
                                           (Only applicable if
                                           Specified Currency
                                           is other than
                                           U.S. Dollars):      N/A
Repayment             Repayment
 Date(s)               Price(s)
---------             ---------            Interest Payment
   N/A                   N/A               Period:             3 months
                                           Interest Payment
                                           Dates:              February 25, May 25, August 25 and
                                                               November 25 of each year, commencing
                                                               February 25, 1997, subject to adjustment
                                                               as described in the accompanying Prospectus
                                                               Supplement in the event any such date is not
                                                               a Business Day as defined in such Prospectus
                                                               Supplement.

                                           Total Amount of
                                           OID:                N/A
                                           Yield to Maturity:  N/A
                                           Initial Accrual
                                           Period OID and
                                           Designated Method:  N/A

Only applicable to Floating Rate Notes:
---------------------------------------
Initial
Interest Rate:   To be calculated as       Interest Reset
                 if 11/25/96 were an       Period:             3 months
                 Interest Reset Date       Interest Reset
                                           Dates:              February 25, May 25, August 25 and
                                                               November 25 of each year, commencing
                                                               February 25, 1997, subject to adjustment
                                                               as described in the accompanying Prospectus
                                                               Supplement in the event any such date is not
                                                               a Business Day as defined in such Prospectus
                                                               Supplement.
Index Maturity: 3 months

Base Rate:                                 Spread (plus or
                                           minus):             +.26%
[_]  CD Rate                               Spread Multiplier:   N/A

[_]  Commercial Paper Rate                 Maximum Interest
                                           Rate:               9.50% per annum
[_]  Federal Funds Rate                    Minimum Interest
                                           Rate:               N/A
[X]  LIBOR

     Designated LIBOR Page (only
     applicable if Designated LIBOR
     Page is other than Telerate
     Screen Page 3750): N/A

[_]  Treasury Rate

[_]  CMT Rate

     Designated CMT
     Telerate Page:  N/A

[_]  Prime Rate


                            ----------------------
                         (Continued on the next page)

Trade Date:    November 20, 1996                            Agent's Commission:      N/A
Name of Agent: Morgan Stanley & Co. Incorporated            Proceeds to Corporation: $24,955,000

[_] Agent is acting as agent for                           [X] Agent is purchasing Notes from
    the sale of Notes by the                                   the Corporation at 99.82% of their
    Corporation at a price to                                  principal amount as principal for
    public of:                                                 resale to investors and other
                                                               purchasers at:
    [_] 100% of the principal amount
                                                               [_] a fixed initial public offering
    [_]    % of the principal amount                               price of 100% of the principal.

                                                               [_] a fixed initial public offering
                                                                   price of   % of the principal
                                                                   amount.

                                                               [X] varying prices relating to
                                                                   prevailing market prices at time
                                                                   of resale to be determined by
                                                                   Agent.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
             -----------------------------------------------------

     The following supplements the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Consequences."

     The Clinton Administration has announced proposals which, if enacted, would affect:

        (1)  Notes that are issued for a maximum term of more than 40 years.

        (2) Notes that have a maximum term of more than 20 years and are not shown as indebtedness on the separate balance sheet of the Corporation filed with the Securities and Exchange Commission.

     It is currently uncertain (1) whether the Clinton Administration proposals will be enacted, (2) if enacted, whether the proposals will be enacted in their current form, and (3) if enacted, when the enactment would be effective.

     On June 11, 1996, the Internal Revenue Service released final Treasury regulations (the "Final Regulations") which relate to variable rate debt instruments and contingent payment debt instruments. The Final Regulations contain amendments to the final Treasury regulations issued on January 27, 1994, and to the proposed regulations issued on December 15, 1994. In general, the Final Regulations are effective for debt instruments issued on or after August 13, 1996.

     Accordingly, with respect to "qualifying variable rate" debt instruments, the following are the material changes to the discussion in the fifth and sixth paragraphs under the heading "Certain United States Federal Income Tax Consequences -- Original Issue Discount" in the Prospectus:

        (1) The Final Regulations require that the variable rate debt instruments must not provide for any contingent principal payments. This amendment is effective for debt instruments issued on or after June 14, 1996;

        (2) The Final Regulations require the introductory language of the third sentence of the fifth paragraph to be changed from "The debt instrument further must provide for stated interest" to "The debt instrument further must not provide for any stated interest other than stated interest ...". This amendment is effective for debt instruments issued on or after June 14, 1996;

        (3) The Final Regulations require the sixth sentence of the fifth paragraph to be changed from "A qualified floating rate may be multiplied by a fixed, positive multiple not exceeding 1.35, which may be increased or decreased by a fixed rate." to "A qualified floating rate may be multiplied by a fixed, positive multiple that is greater than .65 but not more than 1.35, which may be increased or decreased by a fixed rate." This amendment is effective for debt instruments issued on or after August 13, 1996;

        (4) The Final Regulations require the phrase "cost of newly borrowed funds" contained in the last sentence of the fifth paragraph to be changed to "qualified floating rate". This amendment is effective for debt instruments issued on or after June 14, 1996;

        (5) The Final Regulations changed the phrase "less than one year" to "one year or less" with respect to debt instruments providing for interest stated at an initial fixed rate followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period. This amendment is effective for debt instruments issued on or after June 14, 1996;

        (6) The Final Regulations changed the definition of an "objective rate" to a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information. The rate, however, must not be based on information that is within the control of the issuer (or a related party) or that is, in general, unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. This amendment is effective for debt instruments issued on or after August 13, 1996; and,

        (7) The Final Regulations make it clear with respect to variable rate debt instruments that provide for annual payments of interest at a single variable rate, that the qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. This clarification is effective for debt instruments issued on or after June 14, 1996.

     With respect to variable rate debt instruments that do not bear interest at a "qualifying variable rate," and accordingly will be treated as contingent payment debt instruments, the discussion in the seventh paragraph under the heading "Certain United States Federal Income Tax Consequences -- Original Issue Discount" does not reflect the Final Regulations, which supersede the proposed regulations described in that paragraph.


                              ------------------


                             PLAN OF DISTRIBUTION
                             --------------------

     The following supplements the discussion set forth in the Prospectus Supplement under the heading "Plan of Distribution."

     Any offer or sale of the Notes will comply with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. No NASD member participating in the offering of the Notes will execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

                                ---------------

     For purposes of the accompanying Prospectus Supplement and Prospectus, references to the Agents shall be deemed to include Morgan Stanley & Co. Incorporated, unless the context requires otherwise.

                                ---------------

                       MORGAN STANLEY & CO. INCORPORATED